March 9, 2006

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

Gentlemen:

We have read the statements made by Azzad Funds (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Fund’s filing on Form N-SAR for the period ended June 30, 2005.   We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ Tait, Weller & Baker

TAIT, WELLER & BAKER